Exhibit 10.4

One-Time Transaction Bonus Agreement by and between the Company, Wainwright Holdings, Inc., and John Love

ONE TIME TRANSACTION BONUS AGREEMENT

This ONE TIME TRANSACTION BONUS AGREEMENT, dated as of April 18, 2022 (the “Agreement”), is entered into by and among Concierge Technologies, Inc. (“Concierge”) and its wholly-owned subsidiary, Wainwright Holdings, Inc., (“Wainwright” or the “Company”), and John Love (the “Employee”).

WHEREAS, the Employee is currently employed by the Wainwright’s wholly owned subsidiary United States Commodity Funds LLC (“USCF”) and provides services to USCF, USCF Advisers LLC, a Delaware limited liability company (“USCF Advisers”), and certain of the funds operated or advised by USCF and USCF Advisers; and

WHEREAS, the Company desires to enter into this Agreement with the Employee in order to reward the Employee in connection with an Eligible Event (as defined below).

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1.

TERM OF AGREEMENT. Subject to the terms and conditions set forth below, this Agreement shall commence as of the date set forth above (the “Effective Date”) and terminate at the end of three (3) years from the Effective Date (the “Term”) unless the sooner to occur of (a) the satisfaction of payment of amounts or that may be owed to Employee pursuant to this Agreement due to the closing of an Eligible Event, subject to the provisions set forth in this Agreement; and (b) except as provided in Section 3(d), the Employee’s Termination of Employment for any reason prior to an Eligible Event; and (c) the Company and the Employee mutually agree to terminate this Agreement prior to the end of the Term.

2.	DEFINITIONS. For purposes of this Agreement:

(a)

“Affiliates” shall refer to any parent, subsidiary, or other entity (including but not limited to or any parent or subsidiary of any such parent, subsidiary or other entity) connected to the Company, USCF, and/or USCF Advisers by common ownership and control, regardless of corporate form.

(b)

“Cause” shall mean any gross or willful misconduct by the Employee, including but not limited to, the following: (i) an act of fraud against Concierge, Wainwright, USCF, USCF Advisers, and/or their Affiliates; (ii) failure or any refusal to implement or undertake the directives of USCF’s and/or USCF Advisers’ and Concierge’s Board of Directors and/or their Affiliates; (iii) breach of fiduciary duty to the Concierge, Wainwright, USCF, USCF Advisers, and/or their Affiliates or engaging in conduct that causes material injury, monetary, reputational or otherwise, to Concierge, Wainwright, USCF, USCF Advisers, and/or their Affiliates; (iv) engaging in conduct that reflects adversely on Concierge, Wainwright, USCF, USCF Advisers, and/or their Affiliates, and/or that affects the Employee’s ability to perform the Employee’s duties, and/or or that brings the Employee into public disrepute or scandal; (v) arrest for, indictment for, or being formally charged with, the commission of a felony or commission of a crime, whether or not a felony; (vi) violation of federal, state or local tax laws; (vii) dependence on alcohol or drugs without the supervision of a physician or the illegal use, possession or sale of drugs; (viii) theft, misappropriation, embezzlement or conversion of the assets or opportunities of Concierge, Wainwright, USCF, USCF Advisers, and/or their Affiliates; (ix) failure by the Employee to promptly and/or adequately perform the duties assigned to the Employee by Concierge, Wainwright, USCF, USCF Advisors and/or its Affiliates, as determined by the USCF’s and Concierge’s Board of Directors in their discretion; (x) failure by the Employee to promptly and/or adequately perform the duties assigned to the Employee by USCF Advisers and/or its Affiliates, as determined by USCF Advisers’ and Concierge’s Board of Directors in their discretion; (xi) a material breach of the terms, covenants or representations of that certain offer letter agreement entered into between USCF and the Employee, dated May 20, 2015, and/or any agreement entered into between the Employee and Wainwright, USCF, USCF Advisers, or their Affiliates; or (xiii) a violation of policies of Concierge, Wainwright, USCF, USCF Advisers, and/or their Affiliates.

(c)

“Change of Control” means (i) the acquisition of equity interests of the Company, USCF, or USCF Advisers by any one Person, or more than one Person acting as a group, whether through merger, consolidation, restructuring or otherwise, if upon such acquisition, such Person or group acquires ownership interests or equity interests of the Wainwright that, together with equity interests already held by such Person or group, constitutes more than 50% of (x) the total voting power of the ownership interests or equity interests of the Company, USCF, or USCF Advisers, and/or (z) the fair market value of the Company; or (ii) the sale of all or substantially all of the assets of the Company, USCF, or USCF Advisers. Notwithstanding anything to the contrary in this Agreement, Change of Control shall not include (i) reorganization, restructuring, recapitalization, reclassification, merger, or transfer of assets within the Company, USCF, or USCF Advisers; (ii) change in ownership of ownership interests or equity interests of the Company, USCF, or USCF Advisers between only the existing holders of ownership interests or equity interests of the Company, USCF, or USCF Advisers; and/or (iii) a sale of less than substantially all of the assets of the Company, USCF, or USCF Advisers (i.e. a sale of a division, operating segment or any portion of business). For purposes of this Agreement, the term Change of Control does not include the parent of the Company and only includes the Company and its two (2) wholly owned subsidiaries, USCF and USCF Advisers. For purposes of this Agreement, the term Change of Control is intended to be interpreted in a manner consistent with the meaning of a change in control under Section 409A of the Code.

(d)

“Disability” shall mean that the Employee is unable to engage in any substantial gainful activity due to a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than four (4) months.

(e)

“Eligible Event” means the closing of a transaction that results in a Change of Control of Wainwright, USCF, USCF Advisers or if USCF or USCF Advisers sells one or more of their funds under their respective management whether or not a sale of a fund or funds causes a 50% or more aggregate change in assets under management for USCF or USCF Advisers.

(f)

“Net Proceeds” means the gross proceeds generated from an Eligible Event, less a reduction for all outstanding debts, liabilities, obligations of Wainwright, USCF and/or USCF Advisers to its employees, managers, members agents and advisors (which may include USCF employees discretionary bonus pool amount) and any costs or expenses incurred or allocated in connection with such Eligible Event.

(g)

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(h)

“Termination of Employment” means the Employee’s separation from service with USCF, or USCF Advisers, and/or their Affiliates, pursuant to that certain Offer of Promotion and Employment in New Role between the Employee and USCF, dated May 12, 2015 (the “2015 Agreement”) for any reason, including, but not limited to, within the meaning of Section 409A of the Code. Notwithstanding the foregoing, the Employee will not be considered to have a separation from service while the Employee is on military leave, sick leave, vacation or other bona fide leave of absence.

(i)	“Termination Without Cause” means Termination of Employment by the Company, USCF, or USCF Advisers for any reason other than death, Disability, or Cause.

3.	BONUS PAYMENTS

(a)	CHANGE OF CONTROL BONUS.

i.

Subject to the terms and conditions of this Agreement, the Employee shall be entitled to a bonus payment equal to five percent (5%) of the Net Proceeds received by the Company, USCF, or USCF Advisers, upon an Eligible Event, provided, however, the value of such payment, whether in cash or stock, to Employee shall not exceed five million dollars ($5,000,000) (such bonus, “Change of Control Bonus”). The Change of Control Bonus paid to Employee shall be paid in the same form as payable to the equity holders of the Company, USCF or USCF Advisers and may consist of cash, securities or a combination thereof.

ii.

In the event that any portion of the Net Proceeds payable in connection with the consummation of any transaction constituting a Change of Control is subject to any escrow, holdback, earnout or similar delay or deferral of payment, the amount otherwise payable hereunder shall be subject to the same escrow, holdback, earnout, delay or deferral in the same proportion and subject to the same terms and conditions of payment as otherwise applicable to the holders of the equity securities of the Company, USCF or USCF Advisers to the extent permitted under Section 409A of the Code. Any such delayed or deferred amount shall be payable at the same time and in the same proportion as otherwise payable to the equity holders of the Company, USCF or USCF Advisers to the extent permitted under Section 409A of the Code.

iii.

Notwithstanding the foregoing, if the Change of Control results in proceeds that include both a determinable amount based on current assets or revenue in place at the time of the Change of Control, and a contingent amount to be determined by future performance, product additions, revenue growth, or asset growth, the calculation of the Change of Control Bonus shall be based on the determinable amount and shall exclude any contingent amounts.

iv.

Payment of the Change of Control Bonus, or any portion thereof, shall be made within a reasonable period of time following the Eligible Event or the last of a series of transactions constituting an Eligible Event (or any applicable deferred payment date) and, in no event, later than sixty (60) days following such Eligible Event (or any applicable deferred payment date).

(b)

Any payment under this Agreement shall be subject to the execution and delivery of a release in favor of Concierge, Wainwright, USCF, USCF Advisers, in a form acceptable to the Company in its sole discretion.

(c)

No Change of Control Bonus will be payable to the Employee if the Employee incurs a Termination of Employment at any time prior to an Eligible Event, provided, however, that in the event of the Employee’s Termination of Employment due to Termination Without Cause, as provided herein and notwithstanding the 2015 Agreement, during the six (6) month period prior to the occurrence of an Eligible Event, the Employee shall be eligible to receive payment in connection with that specific Eligible Event in accordance with the terms of this Agreement, provided, further, that the Employee shall not be eligible for payments in connection with any future Eligible Events.

(d)

Notwithstanding anything to the contrary in this Agreement, in the event that the Employee is eligible to receive payments under this Agreement, whether such payment is a Change of Control Bonus or a payment made in securities, on more than one occasion during the term of the Employee’s employment and/or engagement with the Company, USCF, or USCF Advisers, and/or their Affiliates the total value of the payments received by the Employee, whether in cash or securities, pursuant to this Agreement shall not exceed five million dollars ($5,000,000).

4.	280G PROTECTION.

(a)

Notwithstanding Section 3, in the event that the Employee shall become entitled to payment and/or benefits provided by this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, USCF, or USCF Advisers, by any Person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Internal Revenue Code (the “Code”) or any Person affiliated with the Company, USCF, or USCF Advisers or such Person) as a result of such change in ownership or effective control (collectively the “Company Payments”), and such Company Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority), the Company shall pay to the Employee the greater of the following, whichever yields to the Employee the highest net after-tax amount (after taking into account federal, state, local and social security (including Medicare) taxes at the maximum marginal rates) (x) the Company Payments or (y) one dollar less than the amount of the Company Payments that would subject the Employee to the Excise Tax. In the event that the Company Payments are required to be reduced pursuant to the foregoing sentence, then the Company Payments shall be reduced as mutually agreed between the Company and the Employee or, in the event the parties cannot agree, in the following order (1) any lump sum severance based on Base Salary or Annual Bonus, (2) any other cash amounts payable to the Employee, (3) any noncash benefits valued as parachute payments; and (4) acceleration of vesting of any equity.

(b)

For purposes of determining whether any of the Company Payments will be subject to the Excise Tax and the amount of such Excise Tax, (x) the Company Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Code Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by such accountants or the Company (the “Accountants”) such Company Payments (in whole or in part) either expressly do not constitute “parachute payments,” or represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (y) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants. All determinations hereunder shall be made by the Accountants which shall provide detailed supporting calculations both to the Company and the Employee at such time as it is requested by the Company or the Employee. If the Accountants determine that payments under this Agreement must be reduced pursuant to this paragraph, they shall furnish the Employee with a written opinion to such effect. The determination of the Accountants shall be final and binding upon the Company and the Employee.

(c)

In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Employee shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Employee, but the Employee shall control any other issues. In the event the issues are interrelated, the Employee and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree the Employee shall make the final determination with regard to the issues. In the event of any conference with any taxing authority regarding the Excise Tax or associated income taxes, the Employee shall permit the representative of the Company to accompany the Employee, and the Employee and the Employee’s representative shall cooperate with the Company and its representative.

5.

NOTICES. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when Personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other.

6.

GOVERNING LAW. This Agreement will be governed and construed and enforced in accordance with the laws of the State of California without regard to its conflicts of law rules. The parties hereby submit to the jurisdiction and venue of any local, state or federal court located within Contra Costa County, California, for resolution of any and all claims, causes of action or disputes arising out of, related to or concerning this Agreement and the parties agree to waive any claim relating to forum non conveniens. Both parties further acknowledge and agree that any suit, action or proceeding, whether claim or counterclaim, of any kind or nature brought by either party arising out of the interpretation, enforcement or breach of this Agreement shall be resolved by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury of any such suit, action or proceeding.

7.

WITHHOLDING. The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required or permitted by applicable law.

8.

SECTION 409A OF THE CODE. It is intended that the provisions of this Agreement comply with Section 409A of Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Employee to incur any additional tax or interest under Code Section 409A, the Company shall, upon the specific request of the Employee, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to the Employee and the Company of the applicable provision shall be maintained, but the Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Company. The Company shall timely use its reasonable business efforts to amend any plan or program in which the Employee participates to bring it in compliance with Code Section 409A. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Code Section 409A so long as it has acted in good faith with regard to compliance therewith.

9.

SURVIVORSHIP. Except as otherwise expressly set forth in this Agreement, upon the expiration of the Term, the respective rights and obligations of the parties shall survive such expiration to the extent necessary to carry out the intentions of the parties as embodied in this Agreement. This Agreement shall continue in effect until there are no further rights or obligations of the parties outstanding hereunder and shall not be terminated by either party without the express prior written consent of both parties.

10.	COUNTERPARTS. This Agreement may be executed in counterparts (including by fax or pdf) which, when taken together, shall constitute one and the same agreement of the parties.

11.

MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged, unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Nothing in this Agreement shall be construed to imply that the Employee’s employment is guaranteed for any period of time. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. Nothing in this Agreement is intended to (x) create any employment, agency, or consulting relationship between Concierge Technologies, Inc. and the Employee, and/or (y) change the at-will nature of the Employee’s employment with USCF and/or USCF Advisers.

12.

ENTIRE AGREEMENT. The parties agree that the terms of this Agreement are intended to be the final expression of their agreement with respect to the subject matter of this Agreement and may not be contradicted by evidence of any prior or contemporaneous Agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, intending to be legally bound hereby, the Company has caused this Agreement to be executed by its duly authorized executive and the Employee has executed this Agreement as of the day and year first above written.

By Employee: _/s/ John Love__________________________ John Love DATE: _April 18, 2022___________________	For Company: By: _/s/_Nicholas Gerber__________________________________ Representative’s Signature _Nicholas Gerber, Director___________________________________ Name, Title DATE: April 18, 2022